Exhibit 21.1

List of Subsidiaries

Ladder Companies, Inc., a Delaware corporation and wholly owned subsidiary of Cano Petroleum, Inc.

Square One Energy, Inc., a Texas corporation and wholly owned subsidiary of Cano Petroleum, Inc.

W.O. Energy of Nevada, Inc., a Nevada corporation and wholly owned subsidiary of Cano Petroleum, Inc.

WO Energy, Inc., a Texas corporation and wholly owned subsidiary of W.O. Energy of Nevada, Inc.

W.O. Operating Company, Ltd., a Texas limited partnership and wholly owned subsidiary of W.O. Energy of Nevada, Inc.

W.O. Production Company, Ltd., a Texas limited partnership and wholly owned subsidiary of W.O. Energy of Nevada, Inc.

Pantwist, LLC, a Texas limited liability company and wholly owned subsidiary of Cano Petroleum, Inc.